Exhibit 10.1

BONUS AGREEMENT

This Bonus Agreement (this “Agreement”) is made and entered into as of December 11, 2020, by and between Petros Pharmaceuticals, Inc. (“Petros”) and Fady Boctor (“Employee”).

WHEREAS, the Company has determined that it is appropriate to award a bonus to Employee, whose continued service is important to the welfare of the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                   Bonus. In connection with Employee’s commencement of employment as Petros’ President and Chief Operating Officer, the Company awarded you a bonus in the amount of $125,000 (the “Bonus”), payable as soon as practicable following the closing of the merger of Petros, Neurtrope, Inc., Metuchen Pharmaceuticals LLC; provided that in the event that Employee does not remain employment with Petros on the 18th month anniversary of such date, Employee shall be obligated to repay such amount to Petros (unless Employee’s employment is terminated by Petros without “Cause” or by Employee for “Good Reason”). For purposes of this Agreement,

(a)       “Cause” means the determination by the Board of Directors of Petros that any of the following actions by Employee have occurred: (i) any act by Employee in Petros’ reasonable good faith judgement constituting a felony (or its equivalent in any non-US jurisdiction), or otherwise involving theft, moral turpitude, dishonesty, or material misrepresentation involving Petros; (ii) conviction of, or plea of nolo contendere (or a similar plea), to, or the failure of Employee to contest his prosecution for any other criminal offense; (iii) fraud against Petros or any of its affiliates, or embezzlement, theft or misappropriation of, or maliciously intentional damage to, the property of Petros or any of its affiliates; (iv) breach of Employee’s fiduciary duties to Petros or any of its affiliates or misconduct as an employee of Petros that results in economic detriment to Petros or any of its affiliates; (v) conduct which brings or is likely to bring Employee, Petros or any or any of its affiliates into disrepute; (vi) material breach of Petros policies, including without limitation risk management policies and procedures, codes of conduct and ethical standards in the performance of Employee’s duties, which, if capable of remedy, is not remedied within 30 days written notice of such breach; (vi) failure or refusal to perform the material duties and responsibilities under this Agreement or otherwise assigned to Employee by Petros consistent with law and the duties of the Employee hereunder, which failure or refusal, if capable of remedy, is not remedied within 30 days written notice of such breach; (vii) performance of Employee’s job responsibilities at a level below the reasonable standards or requirements set by Petros, which, if capable of remedy, is not remedied within 30 days written notice of such breach; or (viii) breach by Employee of any covenants under any agreement with Petros or of any other material provision of this Agreement.

(b)       “Good Reason” means the occurrence, without Employee’s consent, of any of the following events, other than in connection with a termination of Employee’s employment for Cause or due to a disability: (i) a material reduction at any time in Employee’s then current base salary, other than a material reduction in Employee’s base salary pursuant to a salary reduction program affecting all or substantially all of the similarly situated employees of Petros; or (ii) a material diminution in the Employee’s authority, duties or responsibilities as the President and Chief Commercial Officer of Petros (excluding, however, any such diminution that may result from Petros becoming a subsidiary of another entity or any such diminution that may result from authority, duties or responsibilities that are assumed by any Chief Executive Officer hired by Petros after the date hereof); or (iii) the Employee is required to relocate or work from a location that is more than 50 miles from the current location of Petros’s New Jersey offices (excluding a mandate, or permission granted, by Petros that Employee works from home), provided, however, that none of the events described in this sentence shall constitute Good Reason unless and until (v) Employee reasonably determines in good faith that a Good Reason condition has occurred, (w) Employee first notifies Petros in writing describing in reasonable detail the condition which constitutes Good Reason within 30 days of its occurrence, (x) Petros fails to cure such condition within 30 days after Petros’ receipt of such written notice, and Employee has cooperated in good faith with the Petros’ efforts to cure such condition, (y) notwithstanding such efforts, the Good Reason condition continues to exist, and (z) Employee terminates his employment within 30 days after the end of such 30-day cure period. If Petros cures the Good Reason condition during such cure period, Good Reason shall be deemed not to have occurred.

2.                   Payment Timing of Bonus. The Bonus will be paid in a lump sum cash payment on December 15, 2020.

3.                   No Employment or Service Rights. This Agreement will not give Employee any right to continued employment or service with Petros.

4.                   No Agreements or Representations. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

5.                   Non-transferability. Employee shall not have the right to assign this Agreement or alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which Employee may expect to receive, contingently or otherwise, under this Agreement.

6.                   Confidentiality. Employee agrees that the existence of this Agreement and its terms and conditions shall be kept strictly confidential except to the extent that disclosure is required by law or the regulations of any governmental authority, except that Employee may disclose the existence and terms of this Agreement to Employee’s advisors and immediate family, provided, however, that Employee shall instruct Employee’s advisors and immediate family to keep such information in the strictest confidence and Employee shall be responsible for any disclosure by such parties in breach hereof.

7.                   Entire Agreement; Construction. This agreement constitutes the entire agreement of the parties with regard to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates which may have related to the subject matter hereof in any way, including, without limitation, any other retention or bonus agreement, which is hereby terminated and cancelled and of no further force or effect, without the payment of any additional consideration by or to either of the parties hereto. The headings in this Agreement are intended solely for the convenience of reference and should be given no effect in the construction or interpretation of this Agreement.

8.                   Tax Withholding. All payments under this Agreement will be made subject to applicable federal, state and local tax withholding.

9.                   Governing Law. This Agreement shall be governed by the laws of the Delaware without giving effect to its principles of conflict of laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date set forth above.

Petros Pharmaceuticals, Inc.

/s/ Fady Boctor	By:	/s/ Keith F. Lavan
Fady Boctor	Name: Keith F. Lavan
Date: 12-11-2020	Title: CFO
Date: 12-14-2020

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